Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated May 2, 2011 accompanying the balance sheet of GYMNO Corporation, our report dated January 28, 2011 accompanying the balance sheet of Redwood Mortgage Corp., and our report dated March 30, 2011 accompanying the balance sheet of Redwood Mortgage Investors IX, LLC, in the prospectus, and any supplements thereto, and in the Registration Statement No. 333-155428 filed on Form S-11 on June 8, 2009, and in Post Effective Amendment No. 4 to this Registration Statement, for Redwood Mortgage Investors IX, LLC.  We also consent to the reference to our firm under the reference "experts" in the prospectus and any supplements thereto.

/s/ ARMANINO McKENNA LLP
San Ramon, California
May 4, 2011